Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2024 Third Quarter Results

BATON ROUGE, LA / ACCESSWIRE / October 21, 2024 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended September 30, 2024. Investar reported net income of $5.4 million, or $0.54 per diluted common share, for the third quarter of 2024, compared to net income of $4.1 million, or $0.41 per diluted common share, for the quarter ended June 30, 2024, and net income of $2.8 million, or $0.28 per diluted common share, for the quarter ended September 30, 2023.

On a non-GAAP basis, core earnings per diluted common share for the third quarter of 2024 were $0.45 compared to $0.36 for the second quarter of 2024, and $0.33 for the third quarter of 2023. Core earnings exclude certain items including, but not limited to, (gain) loss on call or sale of investment securities, net, loss on sale or disposition of fixed assets, net, loss (gain) on sale of other real estate owned, net, change in the fair value of equity securities, income from a legal settlement, gain on early extinguishment of subordinated debt, and legal settlement expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“Investar had a solid third quarter, and I am pleased with our results as we continued to execute our strategy of consistent, quality earnings through the optimization of our balance sheet. Our net interest margin improved to 2.67% as we remained focused on originating higher yielding loans and securing lower cost funding sources that are accretive to our margin. During the third quarter, we originated and renewed loans, 77% of which were variable-rate loans, at an 8.5% blended interest rate. Book value per common share and tangible book value per common share reached record highs of $24.98 and $20.73, respectively, at September 30, 2024. Our GAAP and core metrics for diluted earnings per share, return on average assets, and efficiency ratio also improved from the prior quarter.

Our efforts to focus on underwriting high quality credits that are less susceptible to the effects of a potential economic downturn are producing results. Credit quality continued to strengthen as nonperforming loans were only $4.1 million, or 0.19% of total loans at September 30, 2024.

Finally, I could not be more confident about the future of Investar. We have worked hard to optimize our asset mix and funding sources, and, as a result, we believe our liability sensitive balance sheet positions us well to benefit from potential additional rate cuts. Additionally, we are continually evaluating opportunities to optimize our physical branch and ATM footprint to deliver products and services to our customers more efficiently to improve our financial performance over time.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 2,000 shares of our common stock during the third quarter at an average price of $18.50 per share and increased our quarterly dividend per share by 5% compared to the second quarter.”

Third Quarter Highlights

•	Return on average assets increased to 0.77% for the quarter ended September 30, 2024 compared to 0.59% for the quarter ended June 30, 2024. Core return on average assets improved to 0.63% for the quarter ended September 30, 2024 compared to 0.52% for the quarter ended June 30, 2024.

•	Net interest margin improved to 2.67% for the quarter ended September 30, 2024 compared to 2.62% for the quarter ended June 30, 2024.

•	Credit quality continued to strengthen with nonperforming loans improving to 0.19% of total loans at September 30, 2024 compared to 0.23% at June 30, 2024.

•	Consistent with our strategy of optimizing the balance sheet, total loans decreased $10.9 million, or 0.5%, to $2.16 billion at September 30, 2024, compared to $2.17 billion at June 30, 2024. As a result of our strategy and net recoveries of $0.4 million, we recognized the benefit of a $0.9 million negative provision for credit losses.

•	Variable-rate loans represented 30% of total loans at both September 30, 2024 and June 30, 2024. During the third quarter, we originated and renewed loans, 77% of which were variable-rate loans, at an 8.5% blended interest rate.

•	The yield on the loan portfolio increased to 6.04% for the quarter ended September 30, 2024 compared to 5.96% for the quarter ended June 30, 2024.

•	Book value per common share increased to $24.98 at September 30, 2024, or 6.7%, compared to $23.42 at June 30, 2024. Tangible book value per common share increased to $20.73 at September 30, 2024, or 8.3%, compared to $19.15 at June 30, 2024.

•	Total deposits increased $77.2 million, or 3.5%, to $2.29 billion at September 30, 2024, compared to $2.21 billion at June 30, 2024.

•	During the quarter ended September 30, 2024, Investar recorded $1.1 million in noninterest income from a legal settlement related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida.

•	Investar repurchased 2,000 shares of its common stock through its stock repurchase program at an average price of $18.50 per share during the quarter ended September 30, 2024, leaving 495,645 shares authorized for repurchase under the program at September 30, 2024.

Loans

Total loans were $2.16 billion at September 30, 2024, a decrease of $10.9 million, or 0.5%, compared to June 30, 2024, and an increase of $52.8 million, or 2.5%, compared to September 30, 2023.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2024	6/30/2024	9/30/2023	$	%	$	%	9/30/2024	9/30/2023
Mortgage loans on real estate
Construction and development	$166,954	$177,840	$211,390	$(10,886)	(6.1)%	$(44,436)	(21.0)%	7.7%	10.0%
1-4 Family	403,097	414,756	415,162	(11,659)	(2.8)	(12,065)	(2.9)	18.7	19.7
Multifamily	85,283	104,269	102,974	(18,986)	(18.2)	(17,691)	(17.2)	4.0	4.9
Farmland	7,173	7,542	8,259	(369)	(4.9)	(1,086)	(13.1)	0.3	0.4
Commercial real estate
Owner-occupied	467,467	453,456	440,208	14,011	3.1	27,259	6.2	21.7	20.9
Nonowner-occupied	499,274	489,984	501,649	9,290	1.9	(2,375)	(0.5)	23.2	23.9
Commercial and industrial	515,273	507,822	411,290	7,451	1.5	103,983	25.3	23.9	19.6
Consumer	11,325	11,090	12,090	235	2.1	(765)	(6.3)	0.5	0.6
Total loans	$2,155,846	$2,166,759	$2,103,022	$(10,913)	(0.5)%	$52,824	2.5%	100%	100%

At September 30, 2024, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $982.7 million, an increase of $21.5 million, or 2.2%, compared to $961.3 million at June 30, 2024, and an increase of $131.2 million, or 15.4%, compared to $851.5 million at September 30, 2023. The increase in the business lending portfolio compared to June 30, 2024 is primarily driven by conversions of construction and development loans to owner-occupied loans upon completion of construction and increased loan production by our Commercial and Industrial Division, partially offset by loan amortization. The increase in the business lending portfolio compared to September 30, 2023 is primarily driven by our purchase of commercial and industrial revolving lines of credit with an unpaid principal balance of $127.0 million during the fourth quarter of 2023.

Nonowner-occupied loans totaled $499.3 million at September 30, 2024, an increase of $9.3 million, or 1.9%, compared to $490.0 million at June 30, 2024, and a decrease of $2.4 million, or 0.5%, compared to $501.6 million at September 30, 2023. The increase in nonowner-occupied loans compared to June 30, 2024 is primarily due to a reclassification of a $15.9 million multifamily loan to a nonowner-occupied loan and conversions of construction and development loans to nonowner-occupied loans upon completion of construction, partially offset by loan amortization. The decrease in nonowner-occupied loans compared to September 30, 2023 is primarily due to loan amortization, partially offset by the reclassification of a $15.9 million multifamily loan to a nonowner-occupied loan and conversions of construction and development loans to nonowner-occupied loans upon completion of construction.

Construction and development loans totaled $167.0 million at September 30, 2024, a decrease of $10.9 million, or 6.1%, compared to $177.8 million at June 30, 2024, and a decrease of $44.4 million, or 21.0%, compared to $211.4 million at September 30, 2023. The decrease in construction and development loans compared to June 30, 2024 is primarily due to conversions to permanent loans upon completion of construction, partially offset by the utilization of credit lines. The decrease in construction and development loans compared to September 30, 2023 is primarily due to conversions to permanent loans upon completion of construction.

Credit Quality

Nonperforming loans were $4.1 million, or 0.19% of total loans, at September 30, 2024, a decrease of $0.9 million compared to $5.0 million, or 0.23% of total loans, at June 30, 2024, and a decrease of $1.5 million compared to $5.6 million, or 0.27% of total loans, at September 30, 2023. The decrease in nonperforming loans compared to June 30, 2024 is mainly attributable to paydowns.

The allowance for credit losses was $28.1 million, or 682.0% and 1.30% of nonperforming and total loans, respectively, at September 30, 2024, compared to $28.6 million, or 576.4% and 1.32% of nonperforming and total loans, respectively, at June 30, 2024, and $29.8 million, or 534.1% and 1.42% of nonperforming and total loans, respectively, at September 30, 2023.

Investar recorded a negative provision for credit losses of $0.9 million for the quarter ended September 30, 2024 compared to negative provisions for credit losses of $0.4 million and $34,000 for the quarters ended June 30, 2024 and September 30, 2023, respectively. The negative provision for credit losses in the quarter ended September 30, 2024 was primarily due to net recoveries of $0.4 million, a decrease in total loans, aging of existing loans, and an improvement in the economic forecast. The negative provision for credit losses in the quarter ended June 30, 2024 was primarily due to a decrease in total loans and aging of existing loans. The negative provision for credit losses for the quarter ended September 30, 2023 was primarily due to net recoveries.

Deposits

Total deposits at September 30, 2024 were $2.29 billion, an increase of $77.2 million, or 3.5%, compared to $2.21 billion at June 30, 2024, and an increase of $78.0 million, or 3.5%, compared to $2.21 billion at September 30, 2023.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	9/30/2024	6/30/2024	9/30/2023	$	%	$	%	9/30/2024	9/30/2023
Noninterest-bearing demand deposits	$437,734	$436,571	$459,519	$1,163	0.3%	$(21,785)	(4.7)%	19.1%	20.8%
Interest-bearing demand deposits	500,345	467,184	482,706	33,161	7.1	17,639	3.7	21.9	21.8
Money market deposits	196,710	177,191	186,478	19,519	11.0	10,232	5.5	8.6	8.4
Savings deposits	128,241	128,583	131,743	(342)	(0.3)	(3,502)	(2.7)	5.6	6.0
Brokered time deposits	271,684	249,354	197,747	22,330	9.0	73,937	37.4	11.9	9.0
Time deposits	752,694	751,319	751,240	1,375	0.2	1,454	0.2	32.9	34.0
Total deposits	$2,287,408	$2,210,202	$2,209,433	$77,206	3.5%	$77,975	3.5%	100%	100%

The increase in noninterest-bearing demand deposits, interest-bearing demand deposits, money market deposits and time deposits at September 30, 2024 compared to June 30, 2024 is primarily the result of organic growth. Brokered time deposits increased to $271.7 million at September 30, 2024 from $249.4 million at June 30, 2024. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At September 30, 2024, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted average duration was approximately nine months with a weighted average rate of 5.07%.

The increase in interest-bearing demand deposits, money market deposits, and time deposits at September 30, 2024 compared to September 30, 2023 is primarily the result of organic growth resulting from a deposit campaign. The decrease in noninterest-bearing demand deposits and savings deposits at September 30, 2024 compared to September 30, 2023 is primarily due to customers drawing down on their existing deposit accounts and shifts into interest-bearing deposit products with higher rates. Brokered time deposits increased to $271.7 million at September 30, 2024 from $197.7 million at September 30, 2023. We utilized shorter term brokered time deposits, which were laddered to provide flexibility, to fund a portion of the purchase of commercial and industrial revolving lines of credit with an unpaid principal balance of $127.0 million in the fourth quarter of 2023.

Stockholders’ Equity

Stockholders’ equity was $245.5 million at September 30, 2024, an increase of $15.3 million compared to June 30, 2024, and an increase of $36.8 million compared to September 30, 2023. The increase in stockholders’ equity compared to June 30, 2024 is primarily attributable to a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio and net income for the quarter. The increase in stockholders’ equity compared to September 30, 2023 is primarily attributable to a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio and net income for the last twelve months.

Net Interest Income

Net interest income for the third quarter of 2024 totaled $17.9 million, an increase of $0.7 million, or 3.8%, compared to the second quarter of 2024, and an increase of $0.4 million, or 2.2%, compared to the third quarter of 2023. Total interest income was $36.8 million, $35.8 million and $33.2 million for the quarters ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively. Total interest expense was $19.0 million, $18.6 million and $15.7 million for the corresponding periods. Included in net interest income for the quarters ended September 30, 2024, June 30, 2024 and September 30, 2023 is $13,000, $18,000, and $36,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended September 30, 2024, June 30, 2024 and September 30, 2023 are interest recoveries of $79,000, $44,000 and $0.1 million, respectively.

Investar’s net interest margin was 2.67% for the quarter ended September 30, 2024, compared to 2.62% for the quarter ended June 30, 2024 and 2.66% for the quarter ended September 30, 2023. The increase in net interest margin for the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024 was driven by a six basis point increase in the yield on interest-earning assets, partially offset by a three basis point increase in the overall cost of funds. The increase in net interest margin for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023 was driven by a 46 basis point increase in the yield on interest-earning assets, partially offset by a 54 basis point increase in the overall cost of funds.

The yield on interest-earning assets was 5.51% for the quarter ended September 30, 2024, compared to 5.45% for the quarter ended June 30, 2024 and 5.05% for the quarter ended September 30, 2023. The increase in the yield on interest-earning assets compared to the quarter ended June 30, 2024 was primarily attributable to an eight basis point increase in the yield on the loan portfolio. The increase in the yield on interest-earning assets compared to the quarter ended September 30, 2023 was primarily driven by a 51 basis point increase in the yield on the loan portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin was 2.66% for the quarter ended September 30, 2024, compared to 2.61% for the quarter ended June 30, 2024 and 2.64% for the quarter ended September 30, 2023. The adjusted yield on interest-earning assets was 5.50% for the quarter ended September 30, 2024 compared to 5.44% and 5.03% for the quarters ended June 30, 2024 and September 30, 2023, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits increased seven basis points to 3.45% for the quarter ended September 30, 2024 compared to 3.38% for the quarter ended June 30, 2024 and increased 72 basis points compared to 2.73% for the quarter ended September 30, 2023. The increase in the cost of deposits compared to the quarter ended June 30, 2024 resulted primarily from both a higher average balance of, and an increase in rates paid on, time deposits and interest-bearing demand deposits and a higher average balance of brokered time deposits. The increase in the cost of deposits compared to the quarter ended September 30, 2023 resulted from both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits, brokered time deposits and time deposits and an increase in rates paid on savings deposits.

The cost of short-term borrowings decreased nine basis points to 4.59% for the quarter ended September 30, 2024 compared to 4.68% for the quarter ended June 30, 2024 and decreased 38 basis points compared to 4.97% for the quarter ended September 30, 2023. Beginning in the second quarter of 2023, the Bank began utilizing the Federal Reserve’s Bank Term Funding Program (“BTFP”) to secure fixed rate funding for up to a one-year term and reduce short-term Federal Home Loan Bank (“FHLB”) advances, which are priced daily. The Bank utilized this source of funding due to its lower rate as compared to FHLB advances, the ability to prepay the obligations without penalty, and as a means to lock in funding. The decrease in the cost of short-term borrowings compared to the quarter ended June 30, 2024 resulted primarily from utilization of FHLB advances during the quarter ended June 30, 2024. The decrease in the cost of short-term borrowings compared to the quarter ended September 30, 2023 resulted primarily from the refinancing of borrowings under the BTFP at lower rates during the first quarter of 2024.

The overall cost of funds for the quarter ended September 30, 2024 increased three basis points to 3.61% compared to 3.58% for the quarter ended June 30, 2024 and increased 54 basis points compared to 3.07% for the quarter ended September 30, 2023. The increase in the cost of funds for the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024 resulted from a higher average balance of, and an increase in the cost of deposits, partially offset by a lower average balance of, and a decrease in the cost of short-term borrowings. The increase in the cost of funds for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023 resulted from both a higher average balance of, and an increase in the cost of deposits, partially offset by both a lower average balance of, and a decrease in the cost of short-term borrowings.

Noninterest Income

Noninterest income for the third quarter of 2024 totaled $3.5 million, an increase of $0.8 million, or 28.9%, compared to the second quarter of 2024 and an increase of $1.9 million, or 116.5%, compared to the third quarter of 2023.

The increase in noninterest income compared to the quarter ended June 30, 2024 is driven by $1.1 million in income from a legal settlement recorded in the third quarter of 2024 related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida, a $0.4 million decrease in loss on call or sale of investment securities, and a $0.2 million increase in the change in fair value of equity securities, partially offset by a $0.7 million decrease in gain on sale of other real estate owned and a $0.2 million decrease in other operating income. The decrease in the gain on sale of other real estate owned resulted primarily from the sale of a property during the second quarter of 2024 related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida. The decrease in other operating income is primarily attributable to a $0.2 million decrease in derivative fee income.

The increase in noninterest income compared to the quarter ended September 30, 2023 is primarily attributable to $1.1 million in income from a legal settlement recorded in the third quarter of 2024, discussed above, a $0.4 million decrease in the loss on sale or disposition of fixed assets, a $0.2 million increase in the change in fair value of equity securities, a $0.1 million increase in income from bank owned life insurance, and a $0.2 million increase in other operating income. The decrease in the loss on sale or disposition of fixed assets resulted primarily from the disposition of automated teller machines and a reclassification of bank premises and equipment to other real estate owned during the third quarter of 2023. The increase in other operating income is primarily attributable to a $0.2 million increase in the change in the net asset value of other investments.

We project that our noninterest income in the fourth quarter of 2024 will include approximately $3.1 million in nontaxable income from bank owned life insurance upon receipt of death benefit proceeds.

Noninterest Expense

Noninterest expense for the third quarter of 2024 totaled $16.2 million, an increase of $0.7 million, or 4.5%, compared to the second quarter of 2024, and an increase of $0.4 million, or 2.6%, compared to the third quarter of 2023.

The increase in noninterest expense for the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024 was primarily driven by a $0.4 million increase in salaries and employee benefits, a $0.3 million decrease in gain on early extinguishment of subordinated debt, and a $0.1 million increase in other operating expense. The increase in salaries and employee benefits is primarily due to investment in people with an emphasis on our Texas markets to remix and strengthen our balance sheet and an increase in health insurance claims. During the second quarter of 2024, Investar repurchased $5.0 million in principal amount of our 5.125% Fixed-to-Floating Rate Subordinated Notes due 2029 and $2.0 million of our 5.125% Fixed-to-Floating Rate Subordinated Notes due 2032 and recognized a gain on early extinguishment of subordinated debt of $0.3 million. The increase in other operating expense resulted from $0.3 million in collection and repossession expenses related to the income from the legal settlement discussed above and a $0.1 million increase in Federal Deposit Insurance Corporation (“FDIC”) assessments, partially offset by a $0.2 million decrease in other real estate owned expense and a $0.1 million decrease in branch services expense.

The increase in noninterest expense for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023 was primarily driven by a $0.5 million increase in salaries and employee benefits, partially offset by a $0.1 million decrease in depreciation and amortization. The increase in salaries and employee benefits is primarily due to investment in people with an emphasis on our Texas markets to remix and strengthen our balance sheet and deferred compensation expense, partially offset by a decrease in health insurance claims and severance expense. The decrease in depreciation and amortization is primarily due to the closure of one branch location in the first quarter of 2024. The increase in other operating expense resulted primarily from $0.3 million in collection and repossession expenses related to the income from the legal settlement discussed above and a $0.1 million increase in FDIC assessments, partially offset by a $0.2 million decrease in other real estate owned expense, a $0.1 million decrease in branch services expense, and a $0.1 million decrease in bank shares tax.

Taxes

Investar recorded an income tax expense of $0.8 million for the quarter ended September 30, 2024, which equates to an effective tax rate of 12.7%, compared to effective tax rates of 17.0% and 17.4% for the quarters ended June 30, 2024 and September 30, 2023, respectively. The third quarter 2024 effective tax rate reflects a revision to our estimated 2024 annual effective tax rate to account for our projected increase in nontaxable income from bank owned life insurance in the fourth quarter of approximately $3.1 million upon receipt of death benefit proceeds.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.55 and $0.54, respectively, for the quarter ended September 30, 2024, compared to basic and diluted earnings per common share of $0.41 for the quarter ended June 30, 2024, and basic and diluted earnings per common share of $0.28 for the quarter ended September 30, 2023.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 28 branch locations serving Louisiana, Texas, and Alabama. At September 30, 2024, the Bank had 331 full-time equivalent employees and total assets of $2.8 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to continue to successfully execute the pivot of our near-term strategy from primarily a growth strategy to a strategy primarily focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may be caused by, among other things, disruptions in the banking industry similar to those that occurred in early 2023 that caused bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our adoption on January 1, 2023 of ASU 2016-13, and inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from wars in Ukraine and Israel and surrounding areas;

•	the emergence or worsening of widespread public health challenges or pandemics including COVID-19;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Part II Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2024	6/30/2024	9/30/2023	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$36,848	$35,790	$33,160	3.0%	11.1%
Total interest expense	18,992	18,592	15,691	2.2	21.0
Net interest income	17,856	17,198	17,469	3.8	2.2
Provision for credit losses	(945)	(415)	(34)	(127.7)	(2,679.4)
Total noninterest income	3,544	2,750	1,637	28.9	116.5
Total noninterest expense	16,180	15,477	15,774	4.5	2.6
Income before income tax expense	6,165	4,886	3,366	26.2	83.2
Income tax expense	784	829	585	(5.4)	34.0
Net income	$5,381	$4,057	$2,781	32.6	93.5

AVERAGE BALANCE SHEET DATA
Total assets	$2,796,969	$2,773,792	$2,736,358	0.8%	2.2%
Total interest-earning assets	2,660,011	2,643,232	2,603,837	0.6	2.2
Total loans	2,159,412	2,168,762	2,072,617	(0.4)	4.2
Total interest-bearing deposits	1,813,775	1,770,985	1,707,848	2.4	6.2
Total interest-bearing liabilities	2,093,260	2,090,296	2,026,587	0.1	3.3
Total deposits	2,246,901	2,196,949	2,170,373	2.3	3.5
Total stockholders’ equity	238,778	227,537	220,393	4.9	8.3

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.55	$0.41	$0.28	34.1%	96.4%
Diluted earnings per common share	0.54	0.41	0.28	31.7	92.9
Core Earnings(1):
Core basic earnings per common share(1)	0.45	0.36	0.33	25.0	36.4
Core diluted earnings per common share(1)	0.45	0.36	0.33	25.0	36.4
Book value per common share	24.98	23.42	21.34	6.7	17.1
Tangible book value per common share(1)	20.73	19.15	17.00	8.3	21.9
Common shares outstanding	9,827,622	9,828,825	9,779,688	(0.0)	0.5
Weighted average common shares outstanding - basic	9,828,776	9,827,903	9,814,727	0.0	0.1
Weighted average common shares outstanding - diluted	9,902,448	9,902,170	9,817,607	0.0	0.9

PERFORMANCE RATIOS
Return on average assets	0.77%	0.59%	0.40%	30.5%	92.5%
Core return on average assets(1)	0.63	0.52	0.47	21.2	34.0
Return on average equity	8.97	7.17	5.01	25.1	79.0
Core return on average equity(1)	7.40	6.31	5.87	17.3	26.1
Net interest margin	2.67	2.62	2.66	1.9	0.4
Net interest income to average assets	2.54	2.49	2.53	2.0	0.4
Noninterest expense to average assets	2.30	2.24	2.29	2.7	0.4
Efficiency ratio(2)	75.61	77.59	82.56	(2.6)	(8.4)
Core efficiency ratio(1)	79.33	80.24	79.98	(1.1)	(0.8)
Dividend payout ratio	19.09	24.39	35.71	(21.7)	(46.5)
Net (recoveries) charge-offs to average loans	(0.02)	0.01	(0.01)	(300.0)	(100.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	9/30/2024	6/30/2024	9/30/2023	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.32%	0.30%	0.36%	6.7%	(11.1)%
Nonperforming loans to total loans	0.19	0.23	0.27	(17.4)	(29.6)
Allowance for credit losses to total loans	1.30	1.32	1.42	(1.5)	(8.5)
Allowance for credit losses to nonperforming loans	682.03	576.38	534.08	18.3	27.7

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	8.76%	8.26%	7.48%	6.1%	17.1%
Tangible equity to tangible assets(1)	7.38	6.85	6.05	7.6	21.9
Tier 1 leverage capital	8.95	8.81	8.53	1.6	4.9
Common equity tier 1 capital(2)	10.33	10.02	9.40	3.1	9.9
Tier 1 capital(2)	10.74	10.42	9.79	3.1	9.7
Total capital(2)	13.48	13.16	12.87	2.4	4.7
Investar Bank:
Tier 1 leverage capital	10.06	9.95	10.05	1.1	0.1
Common equity tier 1 capital(2)	12.07	11.78	11.53	2.5	4.7
Tier 1 capital(2)	12.07	11.78	11.53	2.5	4.7
Total capital(2)	13.26	12.98	12.78	2.2	3.8

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2024.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2024	June 30, 2024	September 30, 2023
ASSETS
Cash and due from banks	$28,869	$27,130	$27,084
Interest-bearing balances due from other banks	57,471	42,542	36,584
Cash and cash equivalents	86,340	69,672	63,668

Available for sale securities at fair value (amortized cost of $399,615, $398,954, and $481,296, respectively)	350,646	336,616	404,485
Held to maturity securities at amortized cost (estimated fair value of $18,018, $18,461, and $19,815, respectively)	18,302	18,457	20,044
Loans	2,155,846	2,166,759	2,103,022
Less: allowance for credit losses	(28,103)	(28,620)	(29,778)
Loans, net	2,127,743	2,138,139	2,073,244
Equity securities at fair value	2,434	2,260	1,156
Nonmarketable equity securities	13,951	13,901	12,178
Bank premises and equipment, net of accumulated depreciation of $21,275, $20,667, and $21,646, respectively	41,795	42,383	44,764
Other real estate owned, net	4,739	3,372	4,438
Accrued interest receivable	14,324	14,186	13,633
Deferred tax asset	14,719	17,595	20,989
Goodwill and other intangible assets, net	41,844	41,996	42,496
Bank owned life insurance	61,667	61,208	58,425
Other assets	24,069	27,793	30,013
Total assets	$2,802,573	$2,787,578	$2,789,533

LIABILITIES
Deposits
Noninterest-bearing	$437,734	$436,571	$459,519
Interest-bearing	1,849,674	1,773,631	1,749,914
Total deposits	2,287,408	2,210,202	2,209,433
Advances from Federal Home Loan Bank	63,500	23,500	23,500
Borrowings under Bank Term Funding Program	109,000	229,000	235,800
Repurchase agreements	12,994	7,432	13,930
Subordinated debt, net of unamortized issuance costs	36,494	36,475	44,296
Junior subordinated debt	8,709	8,683	8,602
Accrued taxes and other liabilities	38,926	42,090	45,255
Total liabilities	2,557,031	2,557,382	2,580,816

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,827,622, 9,828,825, and 9,779,688 shares issued and outstanding, respectively	9,828	9,829	9,780
Surplus	146,393	145,918	145,241
Retained earnings	127,860	123,510	114,148
Accumulated other comprehensive loss	(38,539)	(49,061)	(60,452)
Total stockholders’ equity	245,542	230,196	208,717
Total liabilities and stockholders’ equity	$2,802,573	$2,787,578	$2,789,533

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	September 30, 2024	June 30, 2024	September 30, 2023
INTEREST INCOME
Interest and fees on loans	$32,764	$32,161	$28,892
Interest on investment securities
Taxable	2,755	2,766	3,055
Tax-exempt	228	214	216
Other interest income	1,101	649	997
Total interest income	36,848	35,790	33,160

INTEREST EXPENSE
Interest on deposits	15,729	14,865	11,733
Interest on borrowings	3,263	3,727	3,958
Total interest expense	18,992	18,592	15,691
Net interest income	17,856	17,198	17,469

Provision for credit losses	(945)	(415)	(34)
Net interest income after provision for credit losses	18,801	17,613	17,503

NONINTEREST INCOME
Service charges on deposit accounts	828	799	806
Gain (loss) on call or sale of investment securities, net	1	(383)	—
Loss on sale or disposition of fixed assets, net	—	—	(367)
(Loss) gain on sale of other real estate owned, net	(4)	712	23
Servicing fees and fee income on serviced loans	—	—	2
Interchange fees	403	410	399
Income from bank owned life insurance	459	463	357
Change in the fair value of equity securities	174	—	22
Legal settlement	1,122	—	—
Other operating income	561	749	395
Total noninterest income	3,544	2,750	1,637
Income before noninterest expense	22,345	20,363	19,140

NONINTEREST EXPENSE
Depreciation and amortization	760	787	900
Salaries and employee benefits	9,982	9,593	9,463
Occupancy	652	696	618
Data processing	880	893	888
Marketing	121	72	83
Professional fees	473	471	516
Gain on early extinguishment of subordinated debt	—	(287)	—
Other operating expenses	3,312	3,252	3,306
Total noninterest expense	16,180	15,477	15,774
Income before income tax expense	6,165	4,886	3,366
Income tax expense	784	829	585
Net income	$5,381	$4,057	$2,781

EARNINGS PER SHARE
Basic earnings per share	$0.55	$0.41	$0.28
Diluted earnings per share	0.54	0.41	0.28
Cash dividends declared per common share	0.105	0.10	0.10

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2024			June 30, 2024			September 30, 2023
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,159,412	$32,764	6.04%	$2,168,762	$32,161	5.96%	$2,072,617	$28,892	5.53%
Securities:
Taxable	396,254	2,755	2.77	403,391	2,766	2.76	442,556	3,055	2.74
Tax-exempt	24,552	228	3.68	23,558	214	3.66	25,493	216	3.35
Interest-bearing balances with banks	79,793	1,101	5.49	47,521	649	5.50	63,171	997	6.26
Total interest-earning assets	2,660,011	36,848	5.51	2,643,232	35,790	5.45	2,603,837	33,160	5.05
Cash and due from banks	26,121			25,974			27,734
Intangible assets	41,927			42,082			42,595
Other assets	97,704			91,439			92,108
Allowance for credit losses	(28,794)			(28,935)			(29,916)
Total assets	$2,796,969			$2,773,792			$2,736,358

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$676,946	$3,440	2.02%	$658,594	$3,083	1.88%	$668,732	$2,462	1.46%
Savings deposits	127,536	366	1.14	128,957	342	1.07	130,262	179	0.54
Brokered time deposits	255,076	3,335	5.20	241,777	3,126	5.20	159,244	1,990	4.96
Time deposits	754,217	8,588	4.53	741,657	8,314	4.51	749,610	7,102	3.76
Total interest-bearing deposits	1,813,775	15,729	3.45	1,770,985	14,865	3.38	1,707,848	11,733	2.73
Short-term borrowings	207,539	2,396	4.59	248,189	2,886	4.68	242,363	3,039	4.97
Long-term debt	71,946	867	4.79	71,122	841	4.76	76,376	919	4.77
Total interest-bearing liabilities	2,093,260	18,992	3.61	2,090,296	18,592	3.58	2,026,587	15,691	3.07
Noninterest-bearing deposits	433,126			425,964			462,525
Other liabilities	31,805			29,995			26,853
Stockholders’ equity	238,778			227,537			220,393
Total liability and stockholders’ equity	$2,796,969			$2,773,792			$2,736,358
Net interest income/net interest margin		$17,856	2.67%		$17,198	2.62%		$17,469	2.66%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2024			June 30, 2024			September 30, 2023
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,159,412	$32,764	6.04%	$2,168,762	$32,161	5.96%	$2,072,617	$28,892	5.53%
Adjustments:
Interest recoveries		79			44			118
Accretion		13			18			36
Adjusted loans	2,159,412	32,672	6.02	2,168,762	32,099	5.95	2,072,617	28,738	5.50
Securities:
Taxable	396,254	2,755	2.77	403,391	2,766	2.76	442,556	3,055	2.74
Tax-exempt	24,552	228	3.68	23,558	214	3.66	25,493	216	3.35
Interest-bearing balances with banks	79,793	1,101	5.49	47,521	649	5.50	63,171	997	6.26
Adjusted interest-earning assets	2,660,011	36,756	5.50	2,643,232	35,728	5.44	2,603,837	33,006	5.03

Total interest-bearing liabilities	2,093,260	18,992	3.61	2,090,296	18,592	3.58	2,026,587	15,691	3.07

Adjusted net interest income/adjusted net interest margin		$17,764	2.66%		$17,136	2.61%		$17,315	2.64%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2024	June 30, 2024	September 30, 2023
Tangible common equity
Total stockholders’ equity	$245,542	$230,196	$208,717
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,656	1,808	2,308
Trademark intangible	100	100	100
Tangible common equity	$203,698	$188,200	$166,221
Tangible assets
Total assets	$2,802,573	$2,787,578	$2,789,533
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,656	1,808	2,308
Trademark intangible	100	100	100
Tangible assets	$2,760,729	$2,745,582	$2,747,037

Common shares outstanding	9,827,622	9,828,825	9,779,688
Tangible equity to tangible assets	7.38%	6.85%	6.05%
Book value per common share	$24.98	$23.42	$21.34
Tangible book value per common share	20.73	19.15	17.00

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		9/30/2024	6/30/2024	9/30/2023
Net interest income	(a)	$17,856	$17,198	$17,469
Provision for credit losses		(945)	(415)	(34)
Net interest income after provision for credit losses		18,801	17,613	17,503

Noninterest income	(b)	3,544	2,750	1,637
(Gain) loss on call or sale of investment securities, net		(1)	383	—
Loss on sale or disposition of fixed assets, net		—	—	367
Loss (gain) on sale of other real estate owned, net		4	(712)	(23)
Change in the fair value of equity securities		(174)	—	(22)
Legal settlement(1)		(1,122)	—	—
Change in the net asset value of other investments(2)		(48)	27	105
Core noninterest income	(d)	2,203	2,448	2,064

Core earnings before noninterest expense		21,004	20,061	19,567

Total noninterest expense	(c)	16,180	15,477	15,774
Gain on early extinguishment of subordinated debt		—	287	—
Severance(3)		—	—	(123)
Loan purchase expense(4)		—	—	(29)
Legal settlement expense(5)		(267)	—	—
Core noninterest expense	(f)	15,913	15,764	15,622

Core earnings before income tax expense		5,091	4,297	3,945
Core income tax expense(6)		647	730	686
Core earnings		$4,444	$3,567	$3,259

Core basic earnings per common share		0.45	0.36	0.33

Diluted earnings per common share (GAAP)		$0.54	$0.41	$0.28
(Gain) loss on call or sale of investment securities, net		—	0.03	—
Loss on sale or disposition of fixed assets, net		—	—	0.03
Loss (gain) on sale of other real estate owned, net		—	(0.06)	—
Change in the fair value of equity securities		(0.01)	—	—
Legal settlement(1)		(0.10)	—	—
Change in the net asset value of other investments(2)		—	—	0.01
Gain on early extinguishment of subordinated debt		—	(0.02)	—
Severance(3)		—	—	0.01
Loan purchase expense(4)		—	—	—
Legal settlement expense(5)		0.02	—	—
Core diluted earnings per common share		$0.45	$0.36	$0.33

Efficiency ratio	(c) / (a+b)	75.61%	77.59%	82.56%
Core efficiency ratio	(f) / (a+d)	79.33	80.24	79.98
Core return on average assets(7)		0.63	0.52	0.47
Core return on average equity(7)		7.40	6.31	5.87
Total average assets		$2,796,969	$2,773,792	$2,736,358
Total average stockholders’ equity		238,778	227,537	220,393

(1) Adjustment to noninterest income directly attributable to income from a legal settlement related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida.

(2) Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds included in other operating income in the accompanying consolidated statements of income.

(3) Adjustments to noninterest expense directly attributable to Investar’s exit from its consumer mortgage origination business, consisting of salaries and employee benefits.
(4) Adjustments to noninterest expense directly attributable to the purchase of loans, consisting of professional fees for legal and consulting services.
(5) Adjustments to noninterest expense directly attributable to the income from a legal settlement, consisting of professional fees for legal services and collection and repossession expenses included in other operating expenses in the accompanying consolidated statements of income.
(6) Core income tax expense is calculated using the effective tax rates of 12.7%, 17.0% and 17.4% for the quarters ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively.
(7) Core earnings used in calculation. No adjustments were made to average assets or average equity.